UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Southern California Gas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 West 5th Street Los Angeles, California, 90013

YOUR VOTE IS IMPORTANT!

TRANSACTION PROPOSED – VOTE FOR CASH PAYMENT TODAY

July 13, 2026

Dear Shareholder:

We recently sent you proxy materials for a Special Meeting of Shareholders of Southern California Gas Company (SoCalGas) scheduled for Thursday, August 6, 2026. Our recent records show that you have not yet voted your shares. Your vote is very important. Please take one moment of your time to participate in the voting for this important meeting and the future of your investment.

The SoCalGas Board of Directors recommends that shareholders vote “FOR” each proposal on the meeting agenda, including:

1.	Amendment and Restatement of Our Restated Articles of Incorporation to Retire All Outstanding Shares of Preferred Stock and Series A Preferred Stock and Make Certain Other Related Changes
2.	Adjournment of the Special Meeting, If Necessary or Appropriate

The Board of Directors believes it is in the best interests of our company and our shareholders to simplify our capital structure by retiring our two outstanding classes of preferred stock for a cash payment. The trading prices of the preferred stock have materially declined in recent years, and low trading volume, low liquidity and higher brokerage fees reduce shareholders’ ability to liquidate their positions (most of which are relatively small) to pursue more attractive investment opportunities. Receipt of the cash payment, which represents a premium of more than 20% over the recent market prices, estimated fair value and par value of these shares, would allow shareholders to choose other investments that better align with their investment objectives.

Please vote your shares today. Internet and telephone voting are available for your convenience and represent the promptest methods to record your vote. Please follow the instructions on the proxy card or voting instruction form sent to you or visit www.proxyvote.com in order to vote electronically.

If you need assistance voting your shares, please contact D.F. King & Co., Inc., which is providing assistance in connection with the Special Meeting, toll free at (800) 769-7666.

On behalf of your Board of Directors, thank you for your participation and continued support.

Sincerely,

/s/ Jason W. Egan

Corporate Secretary